                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

        This employment agreement is entered into and is effective as of July 18, 1997 between Sonic Jet Performance, LLC, a California Limited Liability Company ("Employer") and Albert Mardikian ("Executive") with respect to the following facts:

        A. Executive is and has been employed by Employer or its predecessors for a total of more than ten years in various capacities. Through such experience, he has acquired outstanding and special skills and abilities and an extensive background in and knowledge of Employer's business and the industry in which it is engaged.

        B. Employer desires assurance of the continued association and services of Executive in order to retain his experience, skills, abilities, background, and knowledge, and is therefore willing to engage his services on the terms and conditions set forth below.

        C. Executive desires to continue in the employ of Employer and is willing to do so on those terms and conditions.

        NOW, THEREFORE, in consideration of the above recitals and of the mutual promises and conditions in this agreement, it is agreed as follows:

        1. Employment. Employer shall employ Executive as its Chief Designer in charge of new product development and research and development and/or in such other position or in such other capacity or capacities as Employer's board of directors may from time to time prescribe. Until such time as the Managers of Employer appoint a full time chief executive officer, Executive shall be the president, general manager, and chief executive officer of Employer, with full power and authority to hire and fire all employees of Employer, other than the officers, and to manage and conduct all the business of Employer subject to expenditure policies set by the Managers. During his employment, Executive shall devote his full energies, interest, abilities, and productive time to the performance of this agreement and shall not, without Employer's prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of his duties under this agreement; provided, however, that Executive may continue to serve as manager, officer, or director, and to receive compensation for that service from any family controlled business entity.

        2. Non-Competition and Non-Disclosure. Executive agrees that he will not during the employment term directly or indirectly engage in, or have any interest in any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that engages in, any activity, which activity is the same as, or competitive with Employer's business designing, manufacturing and selling personal water craft, boats and trailers. Executive understands and agrees that direct competition means design, development, production, promotion, or sale of products or services competitive with those of employer. Indirect competition means employment by any competitor or third party providing products competing with Employer's products, for whom Executive will perform the


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same or similar function as he performs for Employer. In the course of his employment, Executive may have access to confidential information and trade secrets relating to Employer's business. Except as required in the course of his employment by Employer, Executive will not, without Employer's prior consent, during his employment by Employer, directly or indirectly disclose to any third person any such confidential information or trade secrets.


        3. Executive as Advisor and Consultant. If, during the term of this agreement, Executive shall not be vested by employer with the responsibilities of acting as its Chief Designer, or chief executive officer, Executive shall be employed as an advisor and consultant to Employer so that employer may benefit from Executive's experience. It is expressly agreed that Executive's services as an advisor and consultant will be required at such times and places as will result in the least inconvenience to Executive, having in mind his other business commitments during that period which may obligate him to perform his services under such other commitments before performing the advisory services under this agreement. While Executive is employed as an advisor and consultant by Employer, Employer shall pay Executive all compensation benefits provided for in this agreement. During the course of his employment as an advisor and consultant, Executive shall not compete, directly or indirectly, with Employer in the field of design and manufacture of personal water craft.


        4. Term, Rate of Compensation and Payment. Subject to earlier termination as provided in this agreement, Executive shall be employed for a term beginning July 18, 1997, and ending July 18, 2002. Unless the parties agree otherwise in writing, during the employment term Executive shall perform the services he is required to perform under this agreement at Employer's offices, located in Huntington Beach, California; provided, however, that Employer may from time to time require Executive to travel temporarily to other locations on Employer's business. Employer shall pay a base salary to Executive at the rate of $100,000 per year (the "Basic Salary"), payable bi-monthly. Until January 18, 1999 Executive's Basic Salary shall accrue, but not be paid. The accrued, but unpaid, salary ("Accrued Salary") shall be a liability of Employer and be paid to Executive, in addition to his then current salary, commencing January 18, 1999 in equal bi-monthly amounts over the 18 month period beginning January 18, 1999 and ending July 18, 2000. During the employment term, Executive shall be entitled to receive all other benefits of employment generally available to Employer's other executive and managerial employees when and as he becomes eligible for them, including group health and life insurance benefits and an annual vacation.


        5. Incentive Compensation Bonus. In addition to the basic salary provided for above, Employer shall pay to Executive as incentive compensation for each fiscal year of Employer, promptly after the determination thereof, a sum equal to five percent (5%) of Employer's net profits as shown in Employer's year-end statement of income, as such income is determined in the sole judgment of Employer's chief financial officer, but without regard to nonrecurring items of income or expense (including gain or loss on disposition of capital assets or assets used in Employer's business) appearing separately on Employer's financial statements and before deduction of any federal taxes on or measured by income ("Incentive Bonus"). The Incentive Bonus payable to Executive under this Paragraph 5.b. shall be prorated for any partial fiscal year that occurs during the employment term. The Incentive bonus shall be prorated by multiplying the total net profits for the fiscal year within which such


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partial fiscal year occurs by (a) the decimal equivalent of the above-mentioned percentage and b (b) a number equal to the number of months during any such partial fiscal year in which Executive is employed by Employer within the meaning of this agreement, divided by twelve.


        6. Executive's Expenses, Automobile. During the employment term, Employer shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection with Employer's business, including travel expenses, food, and lodging while away from home, subject to such policies as Employer may from time to time reasonably establish for its employees. During the employment term, Employer shall furnish to Executive an automobile owned by Employer. The terms and conditions of Executive's use of such automobile and the extent to which Employer shall defray the costs of its operation shall be the same as those pertaining to automobiles presently being furnished to other executive and managerial personnel of Employer. If any part of the salary or other compensation paid by employer to Executive, or of any amount paid by Employer for travel or entertainment expenses incurred by Executive, is finally determined not to be allowable as a federal or state income tax deduction to Employer, the part disallowed shall be repaid to Employer by Executive.


        7. Inventions, Patents, etc.


               a. Definitions. For purposes of this Paragraph 7, the following definitions shall be used:


                        (i) "Royalty Agreement Patent and Design Rights" shall mean those certain patents and design rights licensed to Employer by Executive pursuant to (a) that certain Royalty Agreement with Executive as Patent Owner and Employer as Licensee of even date hereof, and (b) that certain Assignment of royalty Agreements with Executive as Assignor and Employer as Assignee of even date hereof.


                        (ii) "Related Royalty Agreement Patent and Design Rights" shall mean any patents, design rights, development rights and other intangible rights developed by Executive during the course of his employment with Employer, either alone or with others that are related to, or improvements to the Royalty Agreement Patent and Design rights.


                        (iii) "New Design and Patent Rights" shall mean any completely new and different patents and design rights, and other intangible rights developed by Executive during the course of his employment with Employer, either alone or with others that are un-related to, and qualitatively different from, the Royalty Agreement Patent and Design Rights and Related royalty Agreement Patent and Design Rights.


                        (iv) "Royalty Agreements" shall mean the two (2) Royalty Agreements first referred to in Paragraph 7.a.(i), above.


               b. Period From July 18, 1998 to January 18, 1999. From July 18, 1998 to January 18, 1999, that is from the commencement of this Agreement and during the time



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period during which Executive is not paid, all designs, processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by Executive, either alone or with others, during the term of Executive's employment, whether or not conceived or developed during Executive's working hours, and with respect to which the equipment, supplies, facilities, or trade secret information of Employer was used, or that relate at the time of conception or reduction to practice of the invention to the business of the Employer or to Employer's actual or demonstrably anticipated research and development, or that result from any work performed by Executive for Employer, whether classified as Related Royalty Agreement Patent and Design Rights or New Design and Patent Rights, shall be the sole property of Executive, provided, however, that Executive shall license any Related Royalty Agreement Patent and Design Rights to Employer under the same terms and conditions as Executive licenses the Royalty Agreement Patent and Design Rights to Employer for no additional consideration, other than that which is provided for in the Royalty Agreements.


               c. From and After January 18, 1999. From and after January 18, 1998 all designs, processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by Executive, either alone or with others, during the term of Executive's employment, whether or not conceived or developed during Executive's working hours, and with respect to which the equipment, supplies, facilities, or trade secret information of Employer was used, or that relate at the time of conception or reduction to practice of the invention to the business of the Employer or to Employer's actual or demonstrably anticipated research and development, or that result from any work performed by Executive for Employer resulting in New Design and Patent Rights shall be the sole property of Employer, except that such work classified as Related Royalty Agreement Patent and Design Rights shall be the sole property of Executive provided, however, that Executive shall license any Related Royalty Agreement Patent and Design Rights to Employer under the same terms and conditions as Executive licenses the Royalty Agreement Patent and Design Rights to Employer for no additional consideration, other than that which is provided for in the Royalty Agreements.


               d. Failure to Pay Executive's Compensation. Should any part of Executive's compensation not be paid within thirty (3) days of its due date ("Delinquency Date"), as determined under Paragraphs 4 and 5, above, subsequent to January 18, 1999, then any work of Executive resulting in New Design and Patent Rights from and after the Delinquency Date, and for the term of this Agreement, shall be the sole property of Executive.


               e. Disclosure, Execution of Documents. Executive shall disclose to Employer all inventions conceived during the term of employment, whether or not the property of Employer under the terms of the preceding, provided that such disclosure shall be received by Employer in confidence. Executive and Employer shall execute all documents, including patent applications and assignments, required by Employer or Executive, as the case may be, to establish Employer's or Executive's rights under this Paragraph 7.


        8. Indemnification. Employer shall, to the maximum extent permitted by law, indemnify and hold Executive harmless against expenses, including reasonable attorney's fees


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judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Executive's employment by Employer. Employer shall advance to Executive any expense incurred in defending any such proceeding to the maximum extent permitted by law. Employer shall purchase and maintain indemnity insurance, if available, on behalf of Executive in the amount of $5,000,000 against any liability asserted against or incurred by Executive arising out of his employment by Employer.


        9. Termination of Agreement. This Agreement may be terminated as follows:


               a. Business Combination or Dissolution. In the event of a merger in which employer is not the surviving legal entity, or of a sale of all or substantially all of Employer's assets, Employer may, at its sole option (1) assign this Agreement and all rights and obligations under it to any business entity that succeeds to all or substantially all of the Employer's business through that merger or sale of assets, or (2) on at least sixty (60) days' prior written notice to Executive, terminate this agreement effective on the date of the merger or sale of assets. Should Employer assign this Agreement to a successor business entity, Executive, at any time during the ninety (90) day period following the effective date of the merger or sale give written notice to the successor business entity of termination of this Agreement to be effective sixty (60) days from the date of notice.


               b. Material Breach by Employer. In the event of any material breach of this agreement on the part of Employer, Executive at his sole option, may terminate his employment under this agreement and, at his sole option, shall be entitled to receive as liquidated damages, at Executive's option, either of the amounts set forth in the following subsections (i) and (ii). The liquidated damages so received by Executive shall not be limited or reduced by amounts that Executive might otherwise earn or be able to earn during the period between termination of his employment under this agreement and payment of those liquidated damages. The provisions of this Paragraph shall be in addition to any and all rights Executive may have in equity or at law to require Employer to comply with or to prevent the breach of this agreement.


                      (i) The present value on the payment date (as defined in this Paragraph) of the full amount of his, Basic Salary as provided for in this agreement for ten (10) years following the payment date, discounted to the payment date at a rate (for quarterly periods) based on the prime interest rate charged by Bank of America in Los Angeles, California for short term commercial loans on the payment date. The amount payable to Executive under this subsection shall be due and payable in full on the date of notification of Employer by Executive of the exercise of his option to terminate his employment under this agreement (the "payment date") and shall accrue interest at the rate of ten percent (10%) per annum until paid.


                      (ii) The full amount of the Basic Salary provided for in Paragraphs 4 and 5, above for seven (7) years following Executive's exercise of his option to terminate his employment under this agreement. The amounts payable to Executive under this subsection shall be payable in annual installments on the first day of January of each year.


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               c. Definition of Material Breach. A material breach of this
Agreement includes, but is not limited to, (i) the failure of Employer to pay, within thirty (30) days of its due date, any amounts due Executive for Basic Salary, Accrued Salary and Incentive Bonus under Paragraphs 4 and 5, above, and
(ii) termination of this Agreement by Employer in the absence of the commission by Executive of any material act of dishonesty, disclosure of confidential information, gross carelessness or misconduct, or unjustifiable neglecting of his duties under this agreement, or commission of an act that has a direct, substantial, and adverse effect on Employer's reputation.


               d. Resignation of Executive. Executive may terminate this agreement by giving Employer six months' prior written notice of resignation.


               e. Employer's Termination of Executive. Employer may terminate this agreement, subject to the provisions of Paragraph 9.b., above, concerning compensation in event of separation without cause, on the last day of any month on twelve (12) months' prior written notice.


               f. Termination For Cause. Employer may terminate this agreement at any time without notice if Executive commits any material act of dishonesty, discloses confidential information, is guilty of gross carelessness or misconduct, or unjustifiably neglects his duties under this agreement, or acts in any way that has a direct, substantial, and adverse effect on Employer's reputation.


               g. Disability. If, at the end of any calendar month during the initial term or any renewal term of this agreement, Executive is and has been for the four consecutive full calendar months then ending, or for 80% or more of the normal working days during the six (6) consecutive full calendar months then ending, unable due to mental or physical illness or injury to perform his duties under this agreement in his normal and regular manner, this agreement shall be then terminated.


               h. Relief of Executive's Duties. If Executive gives notice of termination of this agreement or if it becomes known that this agreement will otherwise terminate in accordance with its provisions, Employer may, in its sole discretion and subject to its other obligations under this agreement, relief Executive of his duties under this agreement and assign Executive other reasonable duties and responsibilities to be performed until the termination becomes effective.


        10. General Provisions.


               a. Injunctive Relief. Executive is obligated under this agreement to render services of a special, unique, unusual, extraordinary, and intellectual character, which give this agreement peculiar value. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in addition to other remedies provided by law or this agreement, Employer shall have the right during the term or any



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renewal term of this agreement to obtain injunctive relief against the breach of this contract by Executive or the performance of services elsewhere by Executive, or both.


               b. Entire Agreement. This agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments, and practices between the parties, including all prior employment agreements, whether or not fully performed by Executive before the date of this agreement. No amendments to this agreement may be made except by a writing signed by both parties.


               c. Applicable Law. The formation, construction, and performance of this agreement shall be construed in accordance with the laws of California.


               d. Notices. Any notice to Employer required or permitted under this agreement shall be given in writing to Employer, either by personal service or by registered or certified mail, postage prepaid, addressed to Manager of Employer at its then principal place of business. Any such notice to Executive shall be given in a like manner and, if mailed, shall be addressed to Executive at his home address then shown in Employer's files. For the purpose of determining compliance with any time limit in this agreement, a notice shall be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, or (b) on the second business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this section.


               e. Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Second Amendment, binding on all of the parties hereto, notwithstanding that all of the parties are not signatories to the original or the same counterpart.


               f. Successors and Assigns. Subject to the restrictions on transferability contained in this Agreement, all its provisions shall be binding on and inure to the benefit of the successors and assigns of the parties hereto.


               g. Void Provisions. In the event any sentence, or section of this Agreement is declared by a court of competent jurisdiction to be void, such sentence, or section shall be deemed severed from the remainder of the Agreement and the balance of the Agreement shall remain in effect.


               h. Titles or Captions. Paragraph or section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision hereof.


               i. Gender, Plurals. Whenever required by the context hereof, the singular shall include the plural, and vice-versa; the masculine gender shall include the feminine and neuter genders, and vice-versa.


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               j. Attorneys' Fees. In any dispute between the parties hereto arising out of this Agreement, whether or not resulting in litigation, the party substantially prevailing shall be entitled to recover from the other party all reasonable costs, including, without limitation, reasonable attorneys' fees.


               k. Cross-References. All cross-references in the Second Amendment, unless specifically directed to another document, refer to provisions within the Agreement and shall not be considered to be references to the overall transaction or to any other document.


               l. Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto.


               m. No Waiver by Failure To Enforce Strictly. A parties failure to insist on the strict performance of any covenant or duty required by this Agreement, or to pursue any remedy under this Agreement, shall not constitute a waiver of the breach or the remedy.


               n. Cumulative Remedies. The remedies of the parties hereto under the Agreement are cumulative and shall not exclude any other remedies to which the parties may be lawfully entitled.


        IN WITNESS hereof the parties hereto execute this Agreement on the day and year first above written.





"EMPLOYER"


Sonic Jet Performance, LLC
        a California Limited Liability Company




        By: /s/ Albert Mardikian
            ------------------------------
            Albert Mardikian, Manager



"EXECUTIVE"



/s/ Albert Mardikian
----------------------------------------
Albert Mardikian



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


                                 FIRST AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT

        This First Amendment to Employment Agreement ("Agreement") is entered into this 19th day of June 1998 by and between Albert Mardikian ("Executive") and Boulder Capital Opportunities III, Inc., a Colorado Corporation ("Employer") with respect to the following facts:

        A. Executive entered into that certain Employment Agreement with Sonic Jet Performance, LLC, a California Limited Liability Company ("Sonic LLC") on July 18, 1997.

        B. On June 18, 1998 Sonic LLC completed a business reorganization wherein Sonic LLC transferred all its assets to Employer and Employer assumed all of Sonic LLC's liabilities and other obligations solely in exchange for common stock in Employer. From June 18, 1998 Sonic LLC ceased to do business and became a shareholder only in Employer.

        C. Pursuant to Paragraph 9 of the Employment Agreement, upon a sale of all the assets of Sonic LLC and the assignment of the Employment Agreement to Sonic LLC's successor, Employer herein, Executive may, upon proper notice, terminate the Employment Agreement.

        D. Executive desires to continue his employment with Sonic LLC's successor, Employer herein, and not terminate the Employment Agreement, provided his Basic Salary, as defined in the Employment Agreement is increased over the term of the Employment Agreement as provided herein.

        E. Employer desires to retain the services of Executive under the terms of the Employment Agreement as modified herein.

        NOW THEREFORE in consideration of the above recitals and of the mutual promises and conditions in this agreement, it is agreed as follows:

        1. Amount of Basic Salary. Executive's Basic Salary under Paragraph 4 of the Employment Agreement is changed to provide the following Basic Salary for the periods indicated:

                Period                           Basic Salary (annual)
                ------                           ---------------------
        Jan. 1, 1999 - Dec. 31, 1999             $ 120,000
        Jan. 1, 2000 - Dec. 31, 2000             $ 140,000
        Jan. 1, 2001 - Dec. 31, 2001             $ 175,000
        Jan. 1, 2002 - Jul. 18, 2002             $ 200,000


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                        2. Payment of Basic and Accrued Salary. Provisions for
            payment of Basic and Accrued Salary under Paragraph 4 of the Employment Agreement are changed to read as follows: Until June 19, 1998 Executive's Basic Salary shall accrue, but not be paid. Commencing June 19, 1998 Executive shall be paid his Basic Salary on a bi-monthly basis on the 15th and the last day of each month, with any partial pay period prorated. The accrued, but unpaid, salary ("Accrued Salary") shall be a liability of Employer and be paid to Executive, in addition to his then current salary, commencing January 1, 1999 in equal bi-monthly amounts over calendar year 1999.

            All other terms and conditions of the Employment Agreement are hereby confirmed by the parties hereto.



"EMPLOYER"

Boulder Capital Opportunities III, Inc., a Colorado Corporation



        By: /s/ Alex G. Mardikian
            ----------------------------------------
            Alex G. Mardikian, Vice-President



"EXECUTIVE"



/s/ Albert Mardikian
------------------------------------------
Albert Mardikian


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